Exhibit 10.7

Articles of Association for the Members of Club

Article 1 Name

China Golf Club (hereinafter the “Club”) Article 2 Principle

The principle of the Club is to establish an elegant recreation center through the construction of barren hills and barren sands. The establishment of this Club will provide convenience for its members’ business activities, recreation activities and Golf sports. Furthermore, the activities in this Club will promote the development of Chinese Golf sports.

Article 3 Operation & Management

1.     This Club is owned and managed by Goodintend Holdings Ltd. (the “Company”), which is an auxiliary entity of the Company opening to specific members. The Club includes following facilities: international championship golf course with 18 holes or more, golf driving range and related facilities, clubhouse, other club related equipments and members’ dwelling places.

2.     This Club is specialized for our members, which adopts the enclosed type of management. All club facilities are only available to the members, members’ relatives, companions invited by the member, limited places for guests booked by member in advance and guests invited by the Company.

3.     The Board of Directors of Goodintend Holdings Ltd.(the “Board”) is the highest authority of the Club, has full powers and rights to operate and manage the Club and is responsible to decide all important matters of the Club, including without limitation, the constitution, amendment, cancellation or addition of the Articles of Association, the regulation, policy and other rules of the Club; the confirmation and adjustment on the standard and payment method of the admission fee, annual fee, fee for the change of the registered member, fee for the transfer of the membership and other fee or charge of the Club; the type of membership, the modification and adjustment of the interests and obligations of the members.

4.     The Club adopts the management system under which the general manager, under the board of directors’ leadership, is responsible for the Club’s daily management. The deputy general manager is reporting to the general manger and assists the work of general manager.

5.     The management of the Club is governed by the laws and regulations of China.

6.     Provided that the location or facilities of the club are seriously damaged in all or in part due to the amendment of laws and regulations, natural disaster, war or other acts of God, the Club will be dissolved after the resolution made by the Board of operating company and the members will abandon all rights and interests in connection with the membership under the Articles of Association and regulations of the Club.

7.     Provided that the Club is not able to continue its operation or stop its business due to any reason except which are stated under paragraph 6 of Article 4, the members of the Club will be entitled to equally share the net tangible and intangible assets under the name of the Club.

Article 4 Membership

1.     Qualification: All the Chinese residents or foreigners over the age of 18, holding lawful position and maintaining good ethic, as well as legal registered enterprise or association, are qualified to apply to the Club for admission. The applications will be reviewed and approved by the admission committee of the Club. After the execution of relevant agreement and the payment of admission fee (specified in Article 7), the applicant shall obtain the membership of the Club.

2.     Category of Members

2.1 Individual Membership: Individual registered membership shall be awarded to the applicant. The individual member shall be entitled to the rights under this Articles of Association, and shall comply with relevant obligations. The spouse or children of individual member, who are deemed as the guest of the Club, may use all the facilities.

2.2 Company Membership: Company membership shall be awarded to the company qualified as a legal person. The rights of company membership shall be vested with one registered employee of such company. The employee holding the company membership shall be deemed as the member of the Club. The company member shall be entitled to the rights under this Articles of Association, and shall comply with relevant obligations.

2.3 Company Unregistered Membership: The company unregistered membership shall be used under this Articles of Association. The company unregistered member shall be entitled to the rights under this Articles of Association, and shall comply with relevant obligations.

2.4 Family Membership: The applicants of family member only include the spouse or children (below 21 years old) of registered member. In case the registered life member paid annual fees according to the individual member standard during the initial period, the relative of such member shall be deemed as family member. The family member shall be entitled to the equal rights of members. In case the annual fee is not paid by family member, the rights of such family member will be automatically terminated. In case the member’s children have been 21 years old for more than one month, the member rights of such children will be automatically terminated.

Article 5 Application for Membership

1.     The management team of the Club will establish one admission committee for the review of each application. The application may be accepted or refused by such committee without the statement of any reason.

2.     Each applicant shall pay relevant admission fees or transfer fees pursuant to the payment regulations based on the category of membership.

3.     In case any application is accepted, and as the consideration for the membership; the successful applicant shall pay the annual fee (which is specified under the regulations of the Club) in advance. Such applicant shall also authorize the Club to deduct the overdue payment in the down payment or designated credit card when the payment of such applicant has been delayed for more than 30 days,.

Article 6 Admission Procedure

1.     Each applicant shall submit his/her application form, as well as other documents, which are deemed necessary by the Club. All the information and documents of each applicant will be reviewed and assessed by the Club. The Club will promptly inform the applicant whether his/her application has been accepted.

2.     The applicant shall execute member enrollment agreement and pay admission fees. The member certification and member card will be issued by the Club.

Article 7 Member Certification and Member Card

1.    When the member fee is paid off, and the application is approved by the Club under relevant process, the member card will be issued to the member by the Club. The member card shall not be lent to others. After the formal operation of the Club is started, the membership certification will be issued by the Club.

2.    In case such membership certification or member card is lost, stole or damaged, the member must send written application to the Club for the new certification or card. After the member provides sufficient evidence showing such loss, steal or damage, and relevant fees has been paid, the new certification or card will be issued by the Club.
3. In the transfer of membership, after such transfer is approved by the Club and the transfer fees is paid, the member shall return his/her membership certification and member card to the Club.

Article 8 Member Rights and Obligations

1.    All the members are entitled to the rights under their membership and relevant regulations or rules. In accordance with this Articles of Association, and rules and payment standard of the Club, all the members shall obtain the priority rights on the use of all the facilities of the Club.

2.    The golf field, other facilities and relevant preferential policies of the Club shall be available to all the individual members, registered members of the company membership, family members and their companions. The members, family members and their companions shall, from time to time, comply with all the relevant policy or regulations of the Club. Such member and companions shall not affect the activities of other members.

3.    The cancellation of member’s reservation of the game shall be implemented as follows:

In case the reserved game will be set out before 10:00 a.m., the member shall cancel such game through one-day prior notice. In case the reserved game will be set out after 10:00 a.m., the member shall cancel such game through two-hour prior notice. The Club would not charge any fees for the cancellation. Otherwise, in case the member is not presented at the reserved game, such member shall pay certain field fees or caddie fees to the Club.

Membership admission fee: the member shall pay membership fees on the price stipulated by the Club.

4.    All the members shall file their addresses with the Company, in order to deliver any notices, financial records or other letters. Each member shall inform the Company of any modification of his/her registered address through written notice. In case the Club fails to deliver relevant documents to registered address due to any failure of modification notice, the date specified on such document shall be deemed as the delivery date.

5.    All the admission fees, annual fees and other relevant fees on consumption shall be paid off within the period provided by the Club.

6.    When the members participate in any activities of the Club, such members shall, from time to time, comply with all the policies, regulations or rules of the Club; and such members shall also ensure that their spouse, children or companions will comply with above-mentioned policies, regulations or rules.

7.    all the members shall be responsible for the consumption and other actions of their spouse, children and companions.

8.    All the members shall be obligated to comply with this Articles of Association and relevant regulations.

Article 9 Guest of the Member

1.    Guest of the member means the person who uses all the facilities of the Club with our member’s company. Guest of the member shall be entitled to its own payment standard. During the visit-period of guest of the member, the member shall be responsible for the action and liabilities of his/her guest.

2.    The number of companions for each member shall be no more than three. During weekends or holidays, the Club shall be authorized to limit or refuse the visit of any member’s companions.

3.    The Club shall require the member’s companions to provide handicap certification. In case the handicap certification has not been provided, the Club shall be authorized to refuse the entrance of such companions, or to terminate the playing right of such companions.

4.    In case any member breaches this Articles of Association, abuses member’s rights; or any guest is deemed as unwelcome person by the Club, the Club shall be authorized to refuse the acceptance of such member or guest. In case the reputation of the Club, or the life safety of its employees is damaged by any companions, the Club shall be authorized to terminate the invitation right of relevant member.

Article 10 Absent Member

1.    In case any individual member or nominated member of company member has left Beijing for more than 12 months, such member may apply for “absent member” by the submission of the proof for specific causes. The member shall apply for “absent member” through 30-days prior written application, as well as one specified application form. During the absent period, the absent member shall not pay the annual fees, and shall not be entitled to any member’s rights.

2.    Upon the expiration of absent period, the absent member shall apply for the extension through another 30-days prior application. In case the Company has not obtained such application within 30 days before the expiration date, the absent period shall be terminated, and the Company shall be authorized to charge annual fees.

3.    In case the absent member intends to play golf or use other facilities of the Club during the absent period, such absent member shall be deemed as guest, and relevant fees shall be paid based on the level of guest.

Article 11 Resignation of Member

After three years from the purchase date of certain membership, and due to special reason, the member may apply for resignation through written application. Such application shall be approved by the Board of the Company. The membership department of the Company will sell such membership on the public market. After the sales of such membership, 80% of transfer fees will be transferred to the member who applies for resignation.

Article 12 Transfer and Succession of Membership

1.    After two years following the operation date of the Club, the member may transfer its membership to others under the time-limitation and process of the Club.

2.    The transfer fees shall be 10% of the sales price of such membership upon the transfer date. After the completion of such transfer, all the relevant member’s rights and obligations of the transferor shall be transferred to the transferee.

3.    Upon the death of any individual member, the membership of such member may be transferred to his/her legal successor or closest relative without any transfer fees. Upon the death of any nominated member of any company member, and according to this Articles of Association, the membership of such member may be transferred to other employees of the company member without any transfer fees.

4.    Upon the succession of membership, in case there is no testament, the legal successor (In case the number of successors is more than one,, relevant certification shall be issued by the family meeting.),shall submit the succession application within five months. After the successor pays all the fees owed by the dead member at first, as well as the approval of the Club, the successor will inherit the rights or obligation of dead member. In case no application is submitted within five months, it shall be deemed as the automatic waiver of succession rights.

Article 13 Suspension and Termination of Membership

1.    In case the payment of certain member’s annual fees has been delayed for more than 120 days since the delivery date of written notice, the membership of such member shall be automatically terminated without any dissent.

2.    In case the life, assets safety or reputation of the Club, its employees or other members are affected by the illegal or inappropriate act of certain member, the Club shall be entitled to terminate the membership of such member through written notice.

3. Upon the following circumstances, the membership shall also be terminated:

Any member applies for the resignation of membership through 90-days’ prior written notice, and such application has been approved by the Club.

Any member has transferred his/her membership in accordance with this Articles of Association.

Any member has been removed in accordance with this Articles of Association.

Except for the resignation or transfer of membership, in case any membership is terminated, the paid member admission fees shall not be returned.

Article 14 Supplemental Articles

1.     The Club shall be authorized to modify or amend this Articles of Association, without prejudice to, modification or omission of the material rights of all the members.

2.     The final interpretation of the Articles of Association shall be vested with the Club.

3.     During the application process, the applicant shall fill in the application form, file the copy of his/her ID card and personal photo, go through the qualification inspection, and pay the member fees.

Signature:
Date: